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                                                                EXHIBIT-99.B9(b)



                            TRANSFER AGENT AGREEMENT

         This Agreement is made this the tenth day of September, 1998 to be effective as of November 13, 1998, by and between Green Century Funds (the "Trust"), an open-end investment company duly organized and existing under the laws of the Commonwealth of Massachusetts, Green Century Capital Management, Inc. a corporation organized under the laws of the Commonwealth of Massachusetts ("GCCM"), and Unified Fund Services, Inc. (the "Transfer Agent"), which is a duly-registered transfer agent. The Transfer Agent is duly organized and existing under the laws of the State of Indiana.

ARTIClE I.

         SECTION 1. The Trust hereby appoints the Transfer Agent as its Transfer, Registrar, Redemption and Dividend Disbursing Agent, and the Transfer Agent accepts such appointments and agrees to act in such capacities upon the terms set forth in this Agreement.

         SECTION 2. The Transfer Agent agrees to comply with all relevant provisions of the Investment Company Act of 1940 (the "Act"), the Internal Revenue Code, other applicable laws and all applicable rules and regulations thereunder.

         SECTION 3. If the Trust is a series company for purposes of Rule 18f-2 under the Act, the term "Trust" as used in this Agreement and Fee Schedule shall be deemed to refer to each such series as a separate portfolio unless the context otherwise requires. In performing its functions hereunder, the Transfer Agent shall in all cases comply with the procedures and conditions set forth in the Trust's then current Prospectus and Statement of Additional Information ("SAI"), as provided to the Transfer Agent by the Trust. To the extent that any changes are made to the Prospectus or SAI which cover procedures and duties of the Transfer Agent, agreement as to such matters must be reached between the Transfer Agent and the Trust 30 days prior to the effectiveness of such changes to the Prospectus or the SAI.

  ARTICLE II.      ISSUANCE OF SHARES

         SECTION 1. The Transfer Agent shall make original issues of shares of the Trust ("Shares") in accordance with Sections 3 and 4 below and with the Trust's then currently effective Prospectus, SAI and account registration forms upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Trustees of the Trust authorizing such issue and (ii) necessary funds for the payment of any original issue tax applicable to such additional Shares.

         The Transfer Agent will maintain mutual fund account records in the usual form in which, among other details, it will note the issuance, transfer and redemption of Shares. The Transfer Agent will keep account records, in


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which it will note the names and registered addresses of Shareholders of the
Trust ("Shareholders") and the number of full and fractional Shares owned by them.

         SECTION 2. In case of any request or demand for the inspection of the share records of the Trust, the Transfer Agent shall notify the Trust and secure instructions as to permitting or refusing such inspection. However, the Transfer Agent may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless indemnified against such liability by the Trust.

         SECTION 3. For the purposes of this Section, the Trust hereby instructs the Transfer Agent to consider Shareholder payments as available for investment in accordance with the policies and procedures set forth in the Trust's then current Prospectus and SAI. Immediately after the time or times and on each day on which the Trust's then current Prospectus or SAI states that its net asset value per share shall be determined, the Transfer Agent shall obtain from the Trust or its designated agent a quotation of the net asset value per share determined as of such time on such day. The Transfer Agent reserves the right to charge GCCM and GCCM agrees to pay, within a reasonable time, the reasonable costs of making corrections to Shareholder records if it is later determined that the Trust or its agent(s) supplied an inaccurate net asset value.

         The Transfer Agent shall, on the same business day on which any order for the purchase of Shares is received and utilizing the net asset value per share next determined after the receipt of such order, determine the amount to be invested and the number of Shares and fractional Shares (rounded to three decimal places) to be purchased. The Transfer Agent shall thereupon as agent for the Shareholders place a purchase order with the Trust for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Trust in writing. The Transfer Agent shall total the amount available for investment in Shares at the net asset value determined by the Trust or its designated agent at each Trust pricing time.

         The Transfer Agent shall pay over to the Custodian authorized pursuant to the Declaration of Trust of the Trust (the "Custodian Bank") the net asset value of Shares and fractional Shares purchased immediately upon receipt of the consideration therefor.

         In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent shall give prompt notification to the Trust of the non-payment of said check and take such action as the Trust may authorize.

         Any profit on the liquidation of unpaid Shares accrues to the Trust. In the event of a loss upon the liquidation of unpaid shares, other than as a result of an error or mistake of the Transfer Agent, the Transfer Agent will charge the purchaser's account for the amount of such loss. If the loss can't be recovered from the Shareholder, the Trust will be liable for the loss and the loss or gain will be netted on the books of the Trust and settled daily, except for such


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amounts which are de minimis which will be settled monthly. If the loss is a result of an error or mistake of the Transfer Agent the Transfer Agent will be responsible for making prompt payment to the Trust.

         SECTION 4. The Transfer Agent, in making the calculations provided for in Section 3, of this Article II shall rely on its record of available investment funds. The proper number of Shares and fractional Shares shall then be issued daily and credited by the Transfer Agent to the Shareholder accounts. Under normal circumstances, the Transfer Agent shall furnish each Shareholder with a confirmation of each purchase of Trust Shares on the next business day following each purchase.

         The Trust agrees to provide the Transfer Agent with an adequate supply of its Prospectus, as in effect from time to time, to fulfill its obligations under this Section.

         The Transfer Agent shall provide the Trust with the total number of shares issued by the Trust each day.

ARTICLE  III.    REDEMPTIONS

         SECTION 1. The Transfer Agent shall process, in accordance with the Trust's Prospectus, SAI and account registration forms, all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like and advise the Trust, on the same business day that the request for redemption was received, of the total number of Shares and fractional Shares (rounded to three decimal places) to be redeemed. The Trust or its designated agent shall then quote to the Transfer Agent the applicable net asset value; whereupon the Transfer Agent shall furnish the Trust with an appropriate confirmation of the redemption and process the redemption, at the net asset value per share next computed after receipt of the order for redemption, by filing with the Custodian Bank an appropriate statement and making the proper distribution and application of the redemption proceeds in accordance with the Trust's Prospectus or SAI. The stock registry books recording outstanding Shares and the individual account of the Shareholder shall be properly debited. Under normal circumstances, the Transfer Agent shall mail to each Shareholder a confirmation of each redemption with a copy to an interested person if requested on the next business day following each redemption. Such confirmation shall among other details show the prior Share balance, the new Share balance and total dollar value thereof, the amount redeemed and the price received for the redeemed Shares.

         SECTION 2. The proceeds of a redemption shall be remitted by the Transfer Agent, in each case by check or other instrument drawn against funds held by the Trust in the Custodian Bank, in accordance with the Trust's then currently effective Prospectus, SAI or account registration forms.



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ARTICLE IV.    DIVIDENDS

         SECTION 1. Upon the declaration of each dividend and each capital gains distribution by the Trust, the Trust shall notify the Transfer Agent by written instructions no later than the ex-dividend date of such declaration, the amount payable per share, the sources from which such dividend or distribution is made, and, unless such dividend is a regular daily or monthly dividend payable by a money market or other fund, the record date for determining the Shareholders entitled to payment. The Transfer Agent shall withhold such sums as may be required to be withheld under applicable income tax laws, rules and regulations.

         SECTION 2. Upon the payment date of a dividend or distribution declared by the Trust, the Trust or its agent will cause the Custodian Bank to transfer to the disbursement account maintained by the Custodian Bank in the name of the Trust the total amount of such dividends or distributions payable in cash to those Shareholders electing to receive such dividends or distributions in cash. On payment date, the Transfer Agent shall prepare a check in the appropriate amount and mail it, under normal circumstances, not later than the next business day after the payment date to such Shareholder at his address of record or to such other address as the Shareholder may have designated. If provided in the Prospectus, at the Shareholder's option, payment may be made via Automated Clearing House transfer to a bank account specified by the Shareholder in writing.

         With regard to Shareholders not electing to receive such dividends or distributions in cash, the Transfer Agent will automatically reinvest all dividends and other such distributions in additional Shares at the net asset value per Share on payment date. When instructed by the Trust, the Transfer Agent will promptly mail to each Shareholder at his address of record or such other address as the Shareholder may have designated a statement showing the number of full and fractional Shares (rounded to three decimal places) currently owned by the Shareholder and the net asset value of the Shares so credited to the Shareholder's account.

         The Transfer Agent's dividend statement shall meet the requirements of the Act and Rule 19a-1 thereunder for notification as to the source(s) of dividend payment(s).

ARTICLE V.   GENERAL PROVISIONS

         SECTION 1. The Transfer Agent will furnish money market, equity or bond fund account confirmations with each transaction and quarterly account confirmation statements as of March 31, June 30, September 30 and December 31 of each year which include a listing of all transactions in the account during the calendar year to date, plus income tax reporting information. The Transfer Agent will provide to the Shareholders 24-hour account balance and transaction history data and consolidated statements.



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         SECTION 2. The Transfer Agent shall report daily the sales and redemptions in each state in a manner suitable for state "blue-sky" reporting by the Trust and will not accept any purchase order in excess of the amount available for sale as provided by the Trust or its agent. The Transfer Agent has no further responsibility as to controlling sales of Shares of the Trust or maintaining the various registrations required under state "blue sky" laws and regulations. The Trust is responsible for updating the system and halting Share sales in all states where the Trust's registration is not effective. Maintaining current registration information on-line is the responsibility of the Trust, or its designated agent.

         SECTION 3. The Transfer Agent shall maintain records (which may be part of the stock transfer records) in connection with the issuance and redemption of Shares and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares (rounded to three decimal places) owned by each. The Transfer Agent shall create and maintain all necessary records including, but not limited, to records required by Section 31(a) of the Act and Section 17(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Transfer Agent agrees to make available upon request and to preserve for the periods prescribed in Section 31(a) under the Act and Section 17(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, any records relating to services provided under this Agreement or maintained by it on behalf of the Trust. All such records shall be the property of the Trust.

         The Transfer Agent shall also maintain the following records for each Shareholder's account: name, address, and tax identification number; number of Shares held and specific form of holding; persons authorized to make redemptions and other account changes and their signatures; historical information regarding the account of each Shareholder, including dividends paid, distributions made and date and price for all transactions in a Shareholder's account; information on any automatic investment plans authorized by the Shareholder; any stop or restraining order placed against a Shareholder's account; any dividend reinvestment order, address change and correspondence relating to the maintenance of a Shareholder's account; all tax and withholding information relating to a Shareholder's account; information with respect to withholding on foreign accounts.

         The Transfer Agent shall maintain records for all accounts opened by entities assigned an institution number so that where required the aggregate average daily value of all of an institution's accounts can be determined and a record of such values maintained, and so that duplicate statements for the accounts can be prepared and sent to each institution. A representative file is available for each institution. It is the responsibility of the Trust to update and maintain information on such file.

         SECTION 4. The Transfer Agent shall cooperate with the Trust's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, including but not limited to the


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opinion included in the Trust's annual or semi-annual reports on Form N-SAR, or of any successor annual report required by the Act or rules thereunder to be filed by the Trust.

         SECTION 5. In addition to the services as Transfer Agent and as above set forth, the Transfer Agent will perform other services for the Trust as agreed from time to time, including but not limited to, preparation and filing with the Internal Revenue Service and mailing to Shareholders such federal tax information forms as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, mailing periodic reports of the Trust, mailing prospectus supplements and updated prospectuses and mailing initial notices of Shareholders' meetings, proxies, proxy statements, and preparation of proxy voting reports for the Trust.

         The Transfer Agent agrees to follow-up on missing TINs by sending a letter and Form W-9 to the Shareholder. If the Transfer Agent does not receive TIN verification within 60 days of the acknowledgment of the missing TINs, back-up withholding will begin. Upon receipt of a B-Notice from the IRS, the Transfer Agent will research the accounts and send out additional Form W-9's as necessary. The Transfer Agent will not be held liable for any penalties associated with B-Notices served where a Shareholder has failed to return a TIN or signed W-9. If B-Notices are not promptly delivered to the Transfer Agent once received by the Trust, the Transfer Agent will not be held liable for any penalties associated with late processing.

         The Transfer Agent will provide the Trust with a list of all accounts subject to back-up withholding annually.

         The Transfer Agent shall answer telephone calls and correspondence, including those which relate to Individual Retirement Accounts, 403b(7) accounts and the Trust's annual tax documents, from Shareholders relating to their Share accounts during the Transfer Agent's normal business hours which will be no less than Monday through Friday, from 9:00am to 5:00pm Eastern Time, on each business day the New York Stock Exchange is open. The Transfer Agent shall respond to all telephonic or written inquiries from Shareholders relating to the administration of their accounts within two (2) business days or as soon as reasonably practical thereafter. Copies of all correspondence from Shareholders involving complaints about the management of the Trust, the services provided by or for the Trust, the Transfer Agent or others, or concerning complaints relating to the Trust shall be forwarded to the Trust immediately.

         Telephone calls and correspondence on other matters will be referred to the Trust.

         The Transfer Agent shall keep records of Shareholder substantive telephone calls and correspondence and replies thereto. The Transfer Agent shall make and retain for a reasonable time (not to exceed 3 months) tape recordings of all telephone calls from Shareholders.


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         SECTION 6. Nothing contained in this Agreement is intended to or shall require the Transfer Agent in any capacity hereunder to perform any functions or duties on any day identified in the Prospectus and/or SAI on which the Trust is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the Transfer Agent is open, except when the Transfer Agent is closed for reasons beyond its reasonable control, when the Trust is open and the Trust has received purchases or redemption requests, such purchases and redemptions shall be priced and executed "as of" such date on the business day next following such day.

         SECTION 7. GCCM agrees to pay the Transfer Agent compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Trust and the Transfer Agent. All such payments and reimbursements are to be mailed no later than ten (10) business days following the receipt by GCCM of the respective notice, except for charges on such notices to which the Treasurer or any Assistant Treasurer of GCCM objects to within ten (10) business days of receipt of the notice, and shall be paid by the GCCM no later than on a monthly basis. It is understood that the Trust may, in the future, undertake to perform certain of the services herein contemplated to be performed by the Transfer Agent. To the extent, if any, the Trust undertakes such duties, the Transfer Agent shall be relieved of such obligation, and the Trust and the Transfer Agent shall mutually agree upon an appropriate reduction, if any, in the fees set forth in Schedule A. In addition to any other right or remedy available to the Transfer Agent for nonpayment of any fee due under this Agreement for the services performed by it, and except for charges on such notices to which the Treasurer and any Assistant Treasurer of GCCM objects to within ten (10) business days of receipt of the notice, in the event that the GCCM shall fail to pay the full fee by thirty (30) days after receipt of the invoice, GCCM shall pay the Transfer Agent a late charge in a sum equal to 18% per annum of the unpaid balance.

         SECTION 8. The Transfer Agent shall not be liable hereunder for any non-negligent action taken in good faith and reasonably believed to be within the powers conferred upon it by this Agreement. The Trust shall indemnify the Transfer Agent and hold it harmless from any and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities incurred by the Transfer Agent in connection with any such action, suit, or claim, arising out of or attributable to the actions of the Transfer Agent required to be taken under this Agreement, except such as shall result from its own negligent act or willful misconduct. At its option and upon request of the Transfer Agent, the Trust may assume the entire defense of any action, suit, or claim subject to the foregoing indemnity. The Transfer Agent shall give the Trust notice, and reasonable opportunity to defend any such action, suit, or claim, in the name of the Trust or the Transfer Agent or both. In the event the Trust assumes the defense, the Transfer Agent shall be responsible for its own legal fees and expenses from the date the Trust so assumes the defense, except for such fees and expenses incurred at the request of the Trust. The Trust and the Transfer Agent shall cooperate fully in the defense of any action, suit or claim.


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         The Transfer Agent at its expense will make corrections and adjustments as may be required, where the Transfer Agent, its officers, agents, employees or delegates are the cause of any error made in rendering the services described in this agreement.

         Without limitation of the foregoing:

         (a) The Transfer Agent may rely upon and shall not be liable to the Trust for the advice furnished to it by or on behalf of the Trust and for any actions taken in good faith upon such statements.

         (b) The Transfer Agent shall not be liable for any action reasonably taken in good faith reliance upon any written instructions or certified copy of any resolution of the Board of Trustees of the Trust, provided, however, that upon receipt of a written instruction from the Trust countermanding a prior instruction which has been fully executed by the Transfer Agent, the Transfer Agent shall attempt to honor to the extent then possible, such later instructions and rely upon the genuineness of any such document or correspondence reasonably believed in good faith to have been validly executed.

         (c) The Transfer Agent may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of the Trust.

         SECTION 9. The Trust shall promptly cause to be turned over to the Transfer Agent (i) an accurate list of Shareholders of the Trust showing the proper registered address and number of Shares owned and whether such Shares are represented by outstanding Share Certificates or by non-certificated Share accounts, (ii) all records relating to retirement plans, including original registration forms signed by the planholders and original plan accounts recording payments, contributions, deductions, reinvestments, withdrawals and liquidations, and (iii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by the Transfer Agent under this Agreement (hereinafter called "Materials"). The Trust agrees to indemnify and hold the Transfer Agent, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demand and losses of third parties arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Materials, or out of the failure of the Trust to provide such Materials or to provide any information needed by the Transfer Agent to perform knowledgeably its functions. The Trust agrees to pay reasonable compensation to the Transfer Agent to cover the Transfer Agent's expenses in correcting any such error, omission, inaccuracy or other deficiency of the Materials.

         SECTION 10. The Transfer Agent acknowledges and agrees that all books and records maintained for the Trust in any capacity under this Agreement are the property of the Trust and may be inspected by the Trust at any reasonable time. Such books and records will be shipped immediately to any successor transfer agent.


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         The Transfer Agent agrees to regard and preserve as confidential all records and other information relative to the Trust, and will not without written authority of the Trust disclose to others, during the term of this Agreement or thereafter, any such records or other information.

         SECTION 11. The following shall be a list of procedures to be taken by the Transfer Agent should mail be returned to the Transfer Agent undeliverable:

         1. The mail will be opened and the contents examined. The returned envelope will be stapled to the back of the paperwork.

         2. Using the name and social security number on the account, a system search will be done to check for any other accounts, which may have a "deliverable" address. If a different address is found, the account with the bad address will be corrected and the mail will be forwarded to the new address.

         3. If the account search is unsuccessful, after reasonable attempts have been made to locate the shareholder, the account will be coded as lost and the returned mail will be stored. A listing is available for the Trust of all accounts coded as lost.

         4. The Transfer Agent will provide lost account search services through an independent firm for the locating of lost accounts a minimum of twice a year.

         5. A listing of those shareholder accounts unable to be located through the lost account search service will be provided to the Transfer Agent for escheatment purposes. The Transfer Agent will provide this list to the Trust prior to escheating any shareholder accounts.

         SECTION 12. In the event any party which is subject to this Agreement is unable to perform its obligations under the terms of this Agreement because of equipment or transmission failure or damage beyond its control, acts of God, or other causes reasonably beyond its control, such party will not be liable to the others for any damages resulting from such failure to perform or otherwise from such causes.

ARTICLE VI.     TERMS AND TERMINATION

         SECTION 1. This Agreement shall remain effective until terminated by either (a) the Trust or the Transfer Agent upon 90 days prior written notice to the other party or (b) the Trust or the Transfer Agent on such date as is specified in written notice given by the terminating party in the event of a Default by the other party, provided that the terminating party has notified the other party of such Default at least (30) days prior to the specified date of



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termination and the defaulting party has not remedied such Default by the specified date provided, however, the obligations set forth in Sections 4, 8, 10 and 11 of Article V and Section 6 of Article IX, shall survive such termination, unless satisfied. Any records remaining at the Transfer Agent which are not required to be maintained, under any laws which affect the Transfer Agent, will be destroyed twelve months after the termination of this Agreement.

         SECTION 2. If either party terminates due to a Default, the Defaulting party pays the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials and plus any reasonable out-of-pocket expenditures incurred by the Transfer Agent for conversion/deconversion due to the termination of this Agreement. However, if either party terminates this Agreement for reasons other than a Default, then it pays the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials and plus any reasonable out-of-pocket expenditures incurred by the Transfer Agent for conversion/deconversion due to the termination of this Agreement.

         Upon the termination of this Agreement for any reason, the Transfer Agent agrees to provide the Trust with complete and accurate records and to assist the Trust in the orderly transfer of accounts and records. However, the Transfer Agent shall retain all such records until the Transfer Agent receives payment of all amounts due under this Agreement. Without limiting the generality of the foregoing, the Transfer Agent agrees upon termination of this Agreement:

         (a) to deliver to the Trust computer tapes containing the Trust's accounts and records together with such record layouts microfiche of documents or originals of documents pertaining to all shareholder accounts and additional information as may be necessary to enable the Trust to utilize the information therein;

         (b) to cooperate with the Trust and any successor transfer agent in the interpretation of the Trust's accounts and records;

         (c) to forward all Shareholder calls investments and correspondence to the new Transfer Agent upon de-conversion; and

         (d) to act in good faith, to make the conversion as smooth as possible for the Trust.

         SECTION 3. The practices and procedures of the Transfer Agent and the Trust set forth in the Agreement, or any other terms or conditions of this Agreement, may be altered or modified from time to time as may be mutually agreed by the parties to this Agreement. In special cases the parties hereto may adopt in writing such procedures as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively rely on the determination of the Trust that any special procedure which has been approved by the Trust does not conflict with or violate any


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


requirements of its Articles of Incorporation, By-Laws or Prospectus, or any rule, regulation or requirement of any regulatory body.

         SECTION 4. This Agreement may be amended from time to time by a supplemental agreement executed by the Trust, GCCM and the Transfer Agent.

         SECTION 5. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

         If to the Fund:                        If to GCCM
         Green Century Funds                    Green Century Capital Management
         Attn:  Treasurer                       Attn:  Treasurer
         29 Temple Place, Suite 200             29 Temple Place, Suite 200
         Boston, Massachusetts  02111           Boston, Massachusetts  02111

         If to the Transfer Agent
         Unified Fund Services, Inc.
         Attention:  President
         431 N. Pennsylvania Street
         Indianapolis, Indiana 46204-1897

         SECTION 6. The Transfer Agent and the Trust each represent and warrant to the other as to itself that all actions required by their respective Trustees or Shareholders have been taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; the execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not contravene any provision of their respective charter or by-laws or of any laws, regulations or orders of any government or agency thereof to which it is subject; do not constitute the violation or breach of any agreement or understanding to which it is a party or by which it is bound; and upon its execution and delivery, this Agreement shall be binding and enforceable against it in accordance with its terms.

         SECTION 7. The Transfer Agent may from time to time, with the prior written consent of the Trust, delegate some or all of its duties hereunder to others, which shall perform such functions as the agent of the Transfer Agent. To the extent of such delegation, the term "the Transfer Agent" in this Agreement shall be deemed to refer to both the Transfer Agent and to its designee or to either of them, as the context may indicate. In each provision of this Agreement fixing or limiting the liabilities or the delegations of the Transfer Agent, or providing for the liability indemnification or protection of the Transfer Agent, the term "the Transfer Agent" shall include the Transfer Agent's


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
designee. The Transfer Agent shall not be relieved of any liabilities or obligation under the Agreement in connection with such delegation of duties, shall be responsible to supervise and assure that any such designee properly performs the duties delegated to it, and shall be responsible for the performance of the designee as though the Transfer Agent had, itself, performed the duties so delegated.

         SECTION 8. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument, which is only effective if three signatures are executed.

         SECTION 9. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Transfer Agent or by the Transfer Agent without the written consent of the Trust, authorized or approved by a resolution of its Board of Trustees.

         SECTION 10. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties.
The schedule attached hereto shall be deemed to be part of this Agreement.

         SECTION 11. Whenever pronouns are used herein, they shall be interpreted in the neuter, masculine, feminine, singular or plural as the context may require.

         SECTION 12. Except where specific time limits are herein provided, no delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event.

         SECTION 13. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law.

 ARTICLE VII.  DEFAULT

         The following events shall be a default ("Default") under this
Agreement:

         (a) The Trust or GCCM neglects or fails, in whole or in part, to observe any of its obligations to the Transfer Agent to make any payments due under this Agreement; or


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

         (b) Any party neglects or fails in whole or part to observe any of its obligations stated herein; or

         (c) Trust assigns this Agreement or any of its rights hereunder without the prior written consent of Transfer Agent; or

         (d) the Transfer Agent assigns the Agreement or any of its rights hereunder without the prior written consent of the Trust.

         Upon the occurrence of a Default, the non-defaulting party may terminate delivery of the services provided hereunder in accordance with Section 1 of Article VI hereof and recover from the defaulting party:

         (a) Any payments due from the defaulting party hereunder; and

         (b) All costs and expenses of collection, including reasonable attorneys' fees; and

         (c) Any and all damages available under law.

ARTICLE  VIII.  ARBITRATION

         SECTION 1. In the event of a dispute between the parties under this Agreement, the parties shall first seek to resolve such dispute through good faith, face-to-face negotiations between the respective principals. If negotiations are not successful, then the dispute shall be referred to arbitration and such arbitration shall be conducted in accordance with the rules of the American Arbitration Association.

         SECTION 2. The decision rendered through arbitration shall be final and binding upon the parties hereto, and judgment shall be entered in accordance with applicable law in any court having jurisdiction thereof. In rendering a decision, the arbitrators shall be governed by the terms of this Agreement.

ARTICLE  IX.  MISCELLANEOUS

         SECTION 1. The Transfer Agent may contract with or establish relationships with other parties for the provision of services or activities other than those specified in Article VI Section 7 of this Agreement.

         SECTION 2. The Transfer Agent agrees to promptly notify the Trust if for any reason the Transfer Agent is unable to perform fully and promptly any of its obligations under this Agreement.


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

         SECTION 3. The Transfer Agent may at any time own or hold with power to vote certain shares of the Trust which are registered in the name of the Transfer Agent or its affiliate Unified Management Corporation or the name of their respective nominee.

         SECTION 4. The provisions of the Agreement shall in no way limit the authority of the Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of such Trust and/or sale of its shares.

         SECTION 5. In consideration of the performance of the Services by the Transfer Agent hereunder, GCCM severally agrees to compensate the Transfer Agent at the rates described in and attached hereto as Schedule A, hereunder referred to (the "Fee Schedule"), which Fee Schedule may change pursuant to a written amendment to this Agreement executed by and among the Trust and Transfer Agent. Payment for the Services shall be made at least monthly. The parties mutually agree to not unreasonably withhold permission for amendments or modifications in the Fee Schedule should circumstances arise, outside of the party's or parties' control, which would materially and adversely affect the party, should such request for amendment or modification not be agreed to.

         SECTION 6. The Transfer Agent shall indemnify and hold harmless the Trust from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities that the Trust may incur, arising out of or related to (a) any failure by the Transfer Agent to have systems that are Year 2000 compliant or (b) the Transfer Agent's negligent act or willful misconduct in the performance or non-performance of the Transfer Agent of its responsibilities under this Agreement.

         SECTION 7. The Transfer Agent understands and agrees that the obligations of the Trust under this Agreement are not binding upon the shareholders of the Trust or the Trust's Trustees, officers, nominees, agents or employees personally, but bind the Trust and the Trust's property; the Transfer Agent represents that it has notice of the provisions of the Declaration of Trust for the Trust disclaiming shareholder liability for acts or obligations of the Trust.

         SECTION 8. It is understood and agreed that in performing the services under this Agreement, the Transfer Agent shall not be acting as an agent for the Trust.

         SECTION 9. To the extent that any of the terms, conditions and/or obligations herein cannot be fulfilled by the Trust due to any terms and/or conditions contained within the Trust's Prospectus, or due to any subsequent changes, alterations, or amendments to the Trust's existing Prospectus, the Trust agrees to honor and fulfill the remaining terms, conditions and/or obligations herein for as long as the Agreement is in full force and effect.


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
         IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agent Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

             GREEN CENTURY FUNDS


             By                                        Date
               --------------------------------------       ----------

             Title
                   ----------------------------------

             Attest
                   ---------------------------------------------------

             GREEN CENTURY CAPITAL MANAGEMENT

             By                                        Date
               --------------------------------------       ----------

             Title
                   ----------------------------------

             Attest
                   ---------------------------------------------------



             UNIFIED FUND SERVICES, INC.


             By                                        Date
               --------------------------------------       ----------

             Title
                   ----------------------------------

             By                                        Date
               --------------------------------------       ----------

             Title
                   ----------------------------------

             Attest
                   ---------------------------------------------------


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


                                   SCHEDULE A
                      STANDARD TRANSFER AGENT FEE SCHEDULE


      The prices contained herein are effective for twenty-four months from the execution date of this contract.

I CONVERSION FEE:  Manual conversion/new fund establishment - fee not to exceed
                   $1,500 per portfolio. Electronic conversions - $2.00 per shareholder account with a $5,000 minimum fee.

II  STANDARD BASE FEE FOR STANDARD BASE SERVICES

         The Base Fee* is $1.45 for money market funds and $1.25 for equity/bond funds per active Shareholder Account per month with a minimum fee of $1,250 per portfolio per month. An Active Shareholder Account is any Shareholder Account existing on Transfer Agent's computerized files with a non-zero Share balance. There is a $0.40 per account charge for any account with a zero share balance for the current calendar month, as determined on the last day of each month.

         *The Base Fee does not include: forms design and printing, statement production, envelope design and printing, postage and handling, shipping, statement microfiche copies and 800 number access to Unified's shareholder services group.

         Unified supports for an additional monthly fee of $0.05 per account per service: receivables accounting, 12b-1 fund reporting, back-end sales load recapture accounting, and/or detailed dealer and representative load commission accounting and reporting. Funds paying dividends more frequently than once per quarter (generally, money market funds) are charged an additional $0.30 per month per account.

         Unified will provide lost account search services in connection of SEC Rules 17Ad-17 and 17a-24 at a cost of $2.50 per account per account searched. These "Electronic Data Search Services" will be performed on a semi-annual basis. This service will apply to only Active Shareholder Accounts maintained on the transfer agency system coded as RPO accounts.

         In addition to the above fees, there will be a $500.00 minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Fund Accountant/Portfolio Pricing Agent.

III  STANDARD BASE TRANSACTION FEES

          Fund/Serv processing charges are $0.25 per transaction in addition to direct Fund/Serv charges that are passed through (See Section VI herein). Minimum charge: $500.00 per month

          Networking processing charges are $0.24 per account for Matrix levels 1, 2 & 4 and $0.06 for Matrix level 3 in addition to direct Networking charges that are passed through (See Section VI herein). Minimum charge: $500.00 per month.

IV  STANDARD SERVICES PROVIDED

-Opening new accounts
-Maintaining Shareholder accounts
         Includes:
         -Maintaining certificate records
         -Changing addresses
         -Daily reports on number of Shares, accounts, transactions, new accounts and fully liquidated accounts
         -Preparation of Shareholder federal tax information
         -Withhold taxes on U.S. resident and non-resident alien accounts -Reply to Shareholder calls and correspondence other than that for
          Fund information and related inquiries
-Processing purchase of Shares
-Processing partial and complete redemptions
-Regular and legal transfer of accounts
-Mail processing of semi-annual and annual reports
-Mail updated Prospectuses and Prospectus supplements to existing shareholders

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

-Processing dividends and distributions
-Prepare Shareholder meeting lists
-One proxy processing per year per fund. Tabulation is limited to three. -Receiving and tabulating of proxies
-Confirmation of all transactions as provided by the terms of each
 Shareholder's account
-Preparation and mailing of quarterly consolidated statements
-Provide a system which will enable Fund to monitor the total number of Shares sold in each state. System has capability to halt sales and warn of potential oversell.(Blue Sky Reports)
-Determination/Identification of lost Shareholder accounts including utilizing lost account search services and escheatment
-1099 reporting
-Copies of daily confirmation statements

V  STANDARD REPORTS AVAILABLE

-12b-1 Disbursement Report                     -Holdings by Account Type
-12b-1 Disbursement Summary                    -New Accounts Report
-Dealer Commission Report                      -Posting Details
-Dealer Commission Summary Report              -Posting Summary
-Exchange Activity Report                      -Settlement Summary
-Fees Paid Summary Report                      -Shareholder Registration Changes
-Fully Liquidated Accounts Report              -Tax Register
-Fund Accrual Details                          -Transactions Journal

VI  ADDITIONAL FEES FOR SERVICES OUTSIDE THE STANDARD BASE

-Archiving of old records/storage of aged records                  negotiable
-Off-line Shareholder research                                     $25/hour (Billed to customer account)
-Check copies                                                      $3/each (Billed to customer account)
-Statement copies                                                  $5/each (Billed to customer account)
-Mutual Fund fulfillment/prospect file maintenance                 $1.00/item
-Shareholder communications charges (Faxes)                        pass through
-Leased line/equipment on TA's computer system                     pass through
-Dial-up access to TA's computer system                            pass through
-Labels                                                            .05 ea/$100 minimum
-Electronic filings of approved forms                              $75/transmission
-Monthly Director's Reports                                        $25/mo/portfolio
       -Direct Fund/Serv expenses                                  Pass through
       -Direct Networking expenses                                 Pass through
-AD-HOC REPORTWRITER Report Generation                             $50.00 per report
-Bank Reconciliation Service                                       $50.00 monthly maintenance fee per bank account
                                                                   $1.50 per bank item
-Systems Programming Labor Charges:
          System Support Representatives                           $100.00/hour
          Programmers, Consultants or Department Heads             $125.00/hour
          Officers                                                 $150.00/hour
-Additional Proxy Processing:
          Each processing                                          $225.00 fixed charge per processing
          Preparation and Tabulation                               $0.145/proxy issued
                (includes 3 tabulations, sixteen propositions)
          Each Extra Tabulation                                    $23.00 fixed charge per processing
                                                                   $0.02 per proxy tabulated



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